Exhibit 99.1

Madison Bancorp, Inc. Reports Results

for the Quarter Ended September 30, 2013

For More Information Contact

Michael P. Gavin

(410) 529-7400

Madison Bancorp, Inc.

Madison Bancorp, Inc. (the Company) (OTCBB: MDSN), the holding company for Madison Square Federal Savings Bank, reported a profit of $9,000 or $0.02 per basic and diluted common share for the three months ended September 30, 2013 as compared to a profit of $64,000 or $0.11 per basic and diluted common share for the three months ended September 30, 2012.

Net income for the six months ended September 30, 2013 was $24,000 or $0.04 per basic and diluted common share, as compared to net income of $134,000 or $0.23 per basic and diluted common share for the six months ended September 30, 2012.

Balance Sheet

Total assets decreased $2,678,000, or 1.8%, from $149,902,000 at March 31, 2013, to $147,224,000 at September 30, 2013 due to a $2,080,000, or 3.7%, decrease in investment securities available-for-sale and a $782,000, or 16.2%, decrease in cash and cash equivalents.

Total deposits decreased by $1,999,000, or 1.5%, to $132,657,000 at September 30, 2013 from $134,656,000 at March 31, 2013. This was primarily due to decreases in our higher cost certificates of deposit and our savings accounts, partially offset by increases in noninterest-bearing deposits and NOW and money market deposit accounts

Income Statement

Net income was $9,000 for the three months ended September 30, 2013, compared to $64,000 for the three months ended September 30, 2012. The decrease in net income for the current quarter was primarily the result of a decrease in noninterest revenue resulting from reductions in gains on the sale of land and gains on the sale of investment securities. This decrease in net income was partially offset by an increase in net interest income and decreases in noninterest expenses.

Net income was $24,000 for the six months ended September 30, 2013, compared to $134,000 for the six months ended September 30, 2012. The decrease in net income for the current period was primarily the result of a decrease in noninterest revenue resulting from reductions in gains on the sale of investment securities and gains on the sale of land and a decrease in net interest income. These decreases to income were only partially offset by decreases to noninterest expenses and a decrease in the provision for loan losses.

Net interest income after provision for loan losses, which excludes noninterest revenue and expense items, was $878,000 for the three months ended September 30, 2013, compared to $817,000 for the three months ended September 30, 2012, resulting in an increase of $61,000, or 7.5%, and $1,737,000 for the six months ended September 30, 2013, compared to $1,656,000 for the six months ended September 30, 2012, resulting in an increase of $81,000, or 4.9%. For both the three and six month periods, the increase was primarily the result of decreases in interest expense and provision for loan losses, partially offset by decreases in interest revenue on loans, including fees, and investment securities available-for-sale.

President and Chief Executive Officer Michael P. Gavin commented, “We are pleased with our continued profitability and our improvements to our net interest income. We have benefited from a decrease in our provision for loan losses due to the asset quality of our loan portfolio and lower interest expense as we have managed the rates on our deposits. Continuing challenges to the banking industry as a whole include a struggling economy, recent increases and potential further increases to the historically low interest rates of the past few years, a sluggish housing market and the added challenges of navigating regulatory headwinds. Madison will, however, continue to make efforts to enhance performance by relying on our established areas of expertise: focusing on asset quality, managing our expenses and providing quality banking services to our customers.”

Madison Square Federal Savings Bank operates four full service branch offices located in Perry Hall, Fallston, Bel Air and Baltimore City, Maryland.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in the Company’s Annual Report on Form 10-K for the year ended March 31, 2013. Accordingly, actual results may differ from those expressed in the forward-looking statements.

Madison Bancorp, Inc.

Consolidated Statements of Financial Condition

	September 30,	March 31,
	2013	2013
	(Unaudited)	(Audited)

Assets
Cash equivalents and time deposits	$4,535,441	$5,312,998
Investment securities, available for sale	54,202,259	56,282,175
Loans receivable, net	83,550,919	83,540,352
Premises and equipment, net	3,503,348	3,538,379
Other assets	1,431,775	1,227,942
Total assets	$147,223,742	$149,901,846

Liabilities and Shareholders' Equity
Deposits	$132,656,750	$134,655,798
Other liabilities	1,064,998	985,960
Total liabilities	133,721,748	135,641,758
Total shareholders' equity	13,501,994	14,260,088
Total liabilities & shareholders' equity	$147,223,742	$149,901,846

Consolidated Statements of Operations

	For The Three Months Ended		For The Six Months Ended
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Interest revenue	$1,184,343	$1,297,210	$2,376,478	$2,679,124
Interest expense	292,954	415,438	606,024	854,400
Net interest income	891,389	881,772	1,770,454	1,824,724
Provision for loan losses	13,000	65,000	33,000	169,000
Net interest income after provision for loan losses	878,389	816,772	1,737,454	1,655,724
Noninterest revenue	41,768	176,733	83,180	324,420
Noninterest expense	910,913	929,625	1,796,804	1,845,920
Income before tax expense	9,244	63,880	23,830	134,224
Income tax expense	-	-	-	-
Net income available to common shareholders	$9,244	$63,880	$23,830	$134,224

Earnings per common share	$0.02	$0.11	$0.04	$0.23
Earnings per common share - assuming dilution	$0.02	$0.11	$0.04	$0.23